Exhibit 23.2

cohen&grigsby®
progressive law .sm
Direct Dial 412.297.4831 · Direct Fax 412.209.1825
September 22, 2005
PDG Environmental, Inc.
1386 Beulah Road
Building 801
Pittsburgh, Pennsylvania 15235-5068
     Re: Registration Statement on Form S-2
Ladies and Gentlemen:
     We have acted as counsel for PDG Environmental, Inc. (the “Company”) in connection with the Registration Statement on Form S-2 (the “Registration Statement”) relating to the registration of up to 16,442,709 shares of Common Stock of the Company (the “Shares”), $0.02 par value, that may be offered and sold by certain stockholders of the Company listed in the Registration Statement.
     In connection with the registration of the Shares, we have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that such Shares, if sold by such stockholders in the manner set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.
     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

Cohen & Grigsby, P.C.

By:
James D. Chiafullo
JDC/av
1000068_1

Pittsburgh Office · 11 Stanwix Street, 15th Floor · Pittsburgh, PA 15222-1319
Telephone 412.297.4900 · Fax 412.209.0672 · www.cohenlaw.com
jchiafullo@cohenlaw.com